                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):    November 21, 2000
                                                 ------------------------------


                          ADVANCED RADIO TELECOM CORP.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         Delaware                           000-21091                        52-1869023

(STATE OR OTHER JURISDICTION               (COMMISSION                     (IRS EMPLOYER
     OF INCORPORATION)                     FILE NUMBER)                  IDENTIFICATION NO.)

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         500 108th Avenue, NE, Suite 2600, Bellevue, Washington 98004
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              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)



REGISTRANT'S TELEPHONE NUMBER:                 (425) 688-8700
                                 ----------------------------------------------



                                      N/A
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         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                       1
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ITEM 5.  OTHER EVENTS
         ------------

BroadStream Loan

As previously disclosed by Advanced Radio Telecom Corp. (the "Company"), in connection with the acquisition by the Company of 39 GHz licenses and other assets of BroadStream Communications Corporation and its affiliates (together with their successors "BroadStream"), the Company loaned approximately $13.0 million to BroadStream. BroadStream has not repaid this loan, which was due on November 21, 2000, and has requested an extension of the repayment date. Amounts borrowed are collateralized by a pledge of 3,895,801 of the shares of Company common stock acquired by BroadStream in the transaction and bear interest at 10% per annum. The Company is in discussions with BroadStream to determine what steps the Company will take in connection with the payment default, including a possible extension of the repayment date. The Company had previously disclosed that it would be required to issue 416,667 additional shares of its common stock to BroadStream in November 2000 if BroadStream was not in material breach of any of its obligations. As a result of the payment default, the Company is not required to issue those additional shares.

Bachow Option

The Company had previously disclosed that, in connection with its acquisition of licenses from Bachow Communications Incorporated ("Bachow"), the Company also obtained the right to acquire additional 39 GHz licenses acquired by Bachow in the recent FCC auction or as a result of various pending applications in exchange for Company common stock. The Company has determined not to exercise this right.

                                       2

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ADVANCED RADIO TELECOM CORP.


Date:  November 28, 2000                     By:  /s/ Thomas M. Walker
                                                  ---------------------
                                             Name:  Thomas M. Walker
                                             Title: Senior Vice President and
                                                    General Counsel